Item 77C Votes
At a Special Meeting of Shareholders of Transparent Value Large-Cap Aggressive
 Fund, Transparent Value Large-Cap Core Fund, Transparent Value Large-Cap Defensive Fund, Transparent Value Dividend Fund, Transparent Value Large-Cap Growth Fund, Transparent Value Large-Cap Market Fund, Transparent Value Large-Cap Value Fund, Transparent Value Directional Allocation Fund, Transparent Value Small-Cap Fund, Transparent Value Directional Allocation
 VI Portfolio (each, a Fund and together, the Funds) held on October 30,
2015, shareholders of the Funds voted to adopt a proposal to elect the Guggenheim Funds Board of Trustees as the new Trustees to the Board of the Trust (the Proposal). Holders of record as of the close of business on September 16, 2015, were entitled to one vote per share on all business at the Special Meeting.

As of September 16, 2015 the following number of shares were outstanding for each of the Funds:

Funds 							Shares Issued and
							Outstanding

Transparent Value Large-Cap Aggressive Fund 			2,724,237.694
Transparent Value Large-Cap Core Fund 				924,658.717
Transparent Value Large-Cap Defensive Fund 			4,606,394.346
Transparent Value Dividend Fund 				2,756,083.487
Transparent Value Large-Cap Growth Fund 			433,605.161
Transparent Value Large-Cap Market Fund 			5,300,480.905
Transparent Value Large-Cap Value Fund 				414,374.901
Transparent Value Directional Allocation Fund 			105,279,410.053
Transparent Value Small-Cap Fund 				249,032.958
Transparent Value Directional Allocation VI Portfolio 		748,482.016

Proposal 1: Election of Trustees

A total of $1,251,618,901 net assets were voted, representing 85.22% of the net asset value for the Trust. A quorum was present with respect to each Trust.

Randall C. Barnes had received not less than 102,952,949 votes cast by holders of the Trusts common shares for his election, and that not less than 1,661,452 of the Trusts common shares had abstained from voting.

Donald C. Cacciapaglia had received not less than 102,956,182 votes cast by holders of the Trusts common shares for his election, and that not less than 1,658,219 of the Trusts common shares had abstained from voting.

Donald A. Chubb Jr. had received not less than 102,951,195 votes cast by holders of the Trusts common shares for his election, and that not less than 1,663,206 of the Trusts common shares had abstained from voting.

Jerry B. Farley had received not less than 102,923,879 votes cast by holders of the Trusts common shares for his election, and that not less than 1,690,522 of the Trusts common shares had abstained from voting.

Roman Friedrich III had received not less than 102,951,195 votes cast by holders of the Trusts common shares for his election, and that not less than 1,663,206 of the Trusts common shares had abstained from voting.

Robert B. Karn III had received not less than 102,967,944 votes cast by holders of the Trusts common shares for his election, and that not less than 1,646,457 of the Trusts common shares had abstained from voting.

Ronald A. Nyberg had received not less than 102,946,563 votes cast by holders of the Trusts common shares for his election, and that not less than 1,667,838 of the Trusts common shares had abstained from voting.

Maynard F. Oliverius had received not less than 102,978,869 votes cast by holders of the Trusts common shares for his election, and that not less than 1,635,532 of the Trusts common shares had abstained from voting.

Ronald E. Toupin, Jr. had received not less than 102,973,073 votes cast by holders of the Trusts common shares for his election, and that not less than 1,641,328 of the Trusts common shares had abstained from voting.